Exhibit 99.2

RENAISSANCE LEARNING

Moderator: Mary Minch

July 15, 2008

10:00 am CT

Operator:

Good afternoon, ladies and gentlemen. Thank you for standing by. I apologize for the delay. Welcome to the Renaissance Learning Second Quarter Earnings Conference Call.

At this time, everyone is in a listen-only mode. Later there will be an opportunity for you to ask questions and instructions will be given at that time.

As a reminder, your conference is also being recorded.

At this time, I would like to introduce to you the Chief Financial Officer, Mary Minch.

Go ahead, Ms. Minch.

Mary Minch:

Good morning. I'm Mary Minch, Chief Financial Officer of Renaissance Learning, and I'd like to welcome everyone to our Second Quarter Conference Call.

With me today is Terry Paul, our Chief Executive Officer, and Steve Schmidt, our President and Chief Operating Officer.

Before beginning, I need to point out that this call may include information constituting forward-looking statements made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding growth initiatives and management's expectations with respect to orders and financial results for future periods.

RENAISSANCE LEARNING

Moderator:  Mary Minch

07-18-07/4:00 pm CT

Confirmation #8982657

These forward-looking statements are based on current expectations and various assumptions, which management believes are reasonable. Any such forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from any future results encompassed within the forward-looking statements.

Factors that could cause or could contribute to such differences include those matters disclosed in our second quarter earnings release and in the company's Securities and Exchange Commission filings, including forms 10-K and 10Q.

I'll begin our call today with a review of the second quarter financial results and then Steve will provide some brief comments about our operations. Following our comments, we'll be happy to take your questions.

Second quarter revenues of $28 million were up 3.2% from second quarter 2007 revenues of $27.2 million. Net income was $3.3 million or 12 cents per share compared to $2.2 million or 8 cents per share one year ago.

The 2008 second quarter results mark the third consecutive quarter of year-over-year revenue and EPS growth.

Total orders were up 5% over last year's second quarter and deferred revenue increased $6 million to a new record level of $39.4 million versus an increase of $4.6 million in the prior year.

As noted previously, the transition to subscription software sales, particularly our popular Enterprise offering, is continuing to cause much greater seasonality in orders while revenue becomes less seasonal due to the smoothing effect of deferred revenue.

RENAISSANCE LEARNING

Moderator:  Mary Minch

07-18-07/4:00 pm CT

Confirmation #8982657

As subscription sales become an even greater part of total sales, this will become even more amplified.

Although it's difficult to forecast the changes in seasonality because we do not have much history to go on, order patterns have generally been consistent with our expectations with first quarter software orders down over the prior year and second quarter showing seasonal growth while gaining momentum throughout the quarter.

We expect the third quarter will be our biggest quarter for orders because of the new seasonal pattern.

Our overall revenue growth of 3.2% this quarter was the result of an increase in service revenues of $1.2 million or about 24% higher than second quarter last year. Nearly all service categories achieved growth with the largest increases again occurring in our remote technical services, primarily hosting and installation.

Product revenue, which is primarily comprised of the revenue recognized for software licensing fees and hardware sales, was down just slightly, about 1% from the prior year, primarily due to lower laptop sales and greater increases in deferred revenue in the second quarter this year versus last year's second quarter.

Total gross margins for the quarter were 76.7%, up from 74.5% last year. Product gross margins increased to 81.9% from 79.8% in 2007, primarily due to lower manufacturing costs for our hardware products and a change in mix to more profitable products, while service gross margins increased to 58.3% versus 50.8% last year.

RENAISSANCE LEARNING

Moderator:  Mary Minch

07-18-07/4:00 pm CT

Confirmation #8982657

This is the fourth consecutive quarter of improved service gross margins, and as was true in the last several quarters, it is due to the growth in our more profitable technical services areas, especially hosting, and to better leveraging of our fixed costs.

Operating expenses were $16.6 million, down nearly $500,000 from the same quarter last year. Selling and marketing expenses were little changed, while product development expenses were down nearly $400,000. The reduction in product development expense is primarily due to research costs incurred in the prior year related to the expansion of the UK product offering and due to ongoing savings from the restructuring and further consolidation of our development group.

Operating cash flow for the quarter was $3.7 million compared to $5.3 million in the second quarter of 2007. The reduction in operating cash flow was primarily caused by the timing of tax payments and a significant amount of the orders coming late in the quarter, which reduced cash collections relative to order increases.

As a result of the strong close to the quarter related to seasonality, accounts receivable increased by $6.5 million from the end of the first quarter. However, it's strictly a timing-of-orders impact as the quality of our receivables remains very strong.

Days sales outstanding increased to 50 days, mainly due to the deferred revenue increase since the invoice amounts are reflected in our accounts receivable balance, but the revenue has not yet been recorded on the income statement.

RENAISSANCE LEARNING

Moderator:  Mary Minch

07-18-07/4:00 pm CT

Confirmation #8982657

If the change in deferred revenue is taken into account, thereby providing a more accurate reading of the age of our accounts receivable, DSOs are actually 35 days.

Now I'll turn it over to Steve to provide additional comments.

Steve?

Steven Schmidt:

Thank you, Mary.

We are again pleased to report quarterly results reflecting growth in both revenue and earnings. As noted in previous quarters, the results are indicative of the operating leverage our business has, which results in a substantial portion of the incremental revenue gains falling to the bottom line and increasing operating income.

The second quarter is a great example of that leverage. With sales up a modest 3.2%, we were able to increase operating income by over 50%.

In addition, deferred revenue continues to grow, a $6 million increase in this quarter versus $4.6 million last year. Thus we're continuing to build substantial revenue that will be recognized in future periods.

Total orders were up 5% in the quarter, but excluding laptops, orders were up a healthier 8%. As Mary mentioned, it's been hard to forecast the significant shifts in seasonality that we are experiencing. However, the general trends for the first two quarters of the year are unfolding about as expected.

We experienced order declines in Q1, reflecting a shift away from our historical order pattern where reading quiz and math library sales had formerly been highest.

RENAISSANCE LEARNING

Moderator:  Mary Minch

07-18-07/4:00 pm CT

Confirmation #8982657

This was followed by order growth in Q2 as we enter our seasonally important subscription renewal and adoption period.

The third quarter should really tell the tale for us for the year since it's in the third quarter that we expect to see the biggest impact of the seasonal shift and continued order growth.

While second quarter software order levels were about as expected, we did experience some delays in orders that we thought would be placed in Q2 but were pushed out to Q3. This is consistent with the overall trend of cautionary spending that we're seeing in the market.

With the economy struggling as it is, we're clearly operating in an environment where state tax revenues are under pressure while the costs incurred by states continue to rise sharply, which, of course, translates into uncertainty about state education budgets and funding levels. That's reflected in some districts delaying their purchases.

When speaking about the seasonal shift in our orders, it's important to remember why we're so willing to accept this shift and some of the short-term negative impacts to orders as customers delay purchases of quizzes and math libraries while weighing the subscription purchase decision.

As we've mentioned in past quarters, subscriptions have a significant positive longer-term effect on our business. Customers who upgrade from previous versions of Accelerated Reader to Enterprise are increasing their annual reading software purchases on average by more than $1000 per school. And additional purchases of hosting and other services are expected to increase the average gain by an additional $200 or more per school.

RENAISSANCE LEARNING

Moderator:  Mary Minch

07-18-07/4:00 pm CT

Confirmation #8982657

The ultimate long-term result is obviously higher revenue and profit.

We now have over 13,000 Accelerated Reader Enterprise Schools, still just 21% of our total 63,000 schools using our reading products. Thus we're very encouraged by the future potential growth that Enterprise offers.

Enterprise has played a significant role in increasing the percentage of subscription revenue to total software revenue as well. Subscription revenue as a percent of total software revenue was 45% in the second quarter versus 40% in the first quarter of this year and 26% in Q2 last year.

Enterprise is also key to new school adoptions as the platform continues to resonate very strongly with customers who see the value in the Renaissance Place Platform and gaining access to over 120,000 quizzes and all our math libraries.

In the second quarter, we added over 2000 schools using the Renaissance Place Platform, bringing total RP customers to over 25,000.

In addition to the momentum in our reading product line, we continue to believe that math also has exceptional growth potential in the quarters ahead and we're encouraged that the outlook for math education in the US is improving.

A recent report by the National Math Panel, which was commissioned by the President to determine the best use of scientifically based research in teaching and learning math, is setting the stage for a renewed focus on math.

The math panel report included recommendations on math practice, formative assessment, differentiated instruction, and the important role of the teacher in the classroom.

RENAISSANCE LEARNING

Moderator:  Mary Minch

07-18-07/4:00 pm CT

Confirmation #8982657

These are all concepts that align perfectly with both our overall product philosophies and specifically with our math products and training.

As reflected on the 2007 National Assessment of Educational Progress, usually referred to as NAEP, only 39% of fourth graders and 31% of eighth graders scored at the proficient level in math.

The No Child Left Behind Act requires that all students become proficient by 2014, which can only happen with the help of research-proven products and training like ours.

We believe we're very well positioned to take advantage of these math trends, especially with the fall release of entirely new, accelerated math libraries. The new second edition libraries incorporate the very best mathematics expertise available, offering substantially improved content aligned with State Standards, with the National Math Panel Report, and with the focal points of the National Council of Teachers of Mathematics.

More than ever, the new second edition libraries make Accelerated Math the best personalized practice and progress monitoring system to help raise students' math proficiency levels in the years to come.

The new Home Connect feature, available since March of this year, is also very appealing to our math customers. In addition to providing parents and guardians’ information and email alerts on their child's progress in math and reading practice, Home Connect extends the math practice opportunity outside the classroom.

Through Home Connect, students can work and score math assignments and practice their math computational skills from home or other locations.

RENAISSANCE LEARNING

Moderator:  Mary Minch

07-18-07/4:00 pm CT

Confirmation #8982657

After two successive quarters of growth, laptop orders were down 7.5% in the second quarter. Sales of NEO in the UK and Europe were especially hard hit, but domestic sales were weak, too.

This is disappointing as our customers and students who use our laptops, especially NEO2, love the product. Educators understand that the NEO2 is the perfect tool to be used in a classroom setting with its low cost, high durability, focused learning with no distractions and ability to be used not only for writing, but really across the curriculum to enhance learning in all subject areas.

However, as of yet, we have not found a way to achieve the growth that we believe possible with this product.

We believe the new functionalities that allow students to use the NEO2 to take Accelerated Reader quizzes, which has been available for just a few months, may hold the key.

For the new school year, we intend to leverage the popularity of Accelerated Reader and the relationships that our Software Sales Team has built with our nearly 20,000 AR Renaissance Place customers to help them understand the overall benefits of the NEO2.

We believe that if we can be successful in getting the existing customer base to at least give NEO2 a try, it can lead to a substantial improvement in traction for this product line.

Additionally, we have several projects underway for continued new product features and software applications for NEO2 as well.

RENAISSANCE LEARNING

Moderator:  Mary Minch

07-18-07/4:00 pm CT

Confirmation #8982657

With these initiatives in place, we continue to expect much improved results from laptops in the quarters ahead. These next few quarters will be important for the laptop line as it’s the first full-year opportunity we have to leverage our success with Accelerated Reader. We will be monitoring this initiative closely to gauge if our efforts related to this line start to bear fruit.

In summary, second quarter order momentum for software continues to indicate we have the right initiatives in place and are moving well along on our path for continued growth.

The environment for a product like Accelerated Math is clearly improving, especially with the updated libraries. The laptop line still needs to demonstrate more sustainable growth, but we believe we have the pieces in place to affect that change in the next several quarters.

Therefore we expect to report solid improvement in revenue and earnings for the full year 2008 and beyond.

Now, Terry, Mary, and I would be happy to answer any questions that you have.

Operator:

At this time, if you would like to pose a question, please press Star then the number 1 on your telephone keypad.

We'll pause for just a moment to compile the Q&A roster.

Our first question is coming from Jerry Herman. Please go ahead.

Jerry Herman:

Thanks. Good morning, everybody. Hi guys.

Steven Schmidt:

Hi Jerry.

RENAISSANCE LEARNING

Moderator:  Mary Minch

07-18-07/4:00 pm CT

Confirmation #8982657

Terrance Paul:

Hello Jerry.

Jerry Herman:

First question about orders. It would appear based on your commentary and what you said about AR that order rates actually accelerated in the quarter, which would suggest a pretty strong June.

I'm wondering if there's any year-end influences, fiscal year-end influences on the June month typically? And also you guys didn't reference your 15% to 20% order increase expectation that you thought might be feasible earlier in the year. I'm wondering if you could maybe comment on that as well?

Steven Schmidt:

Sure.

Jerry, there's no question that every year we see some influence from the budget cycle or the end of the school year seasonality. Schools do tend to plan for the following year, use up unused budget monies. May and June have always tended to be somewhat strong months, but it's - it was far more robust for us this year than in the past, and we expected that.

We knew that with the subscription model that we're undergoing, subscriptions are more likely to be renewed or adopted around that school year budget cycle.

And it's exactly what we saw during this quarter with June definitely being the strongest month of the quarter and more so than we've seen in the past. And, of course, we're certainly hoping that that momentum carries us well into the third quarter, which we're expecting to be very strong.

As far as the overall yearly forecast for orders, I think we said last quarter given the slow start that we had in Q1 that the 15% to 20% for the year was

RENAISSANCE LEARNING

Moderator:  Mary Minch

07-18-07/4:00 pm CT

Confirmation #8982657

likely to be too aggressive. And I think that's continuing to play out as we expected.

I don't think we're in a position yet to be able to forecast the year with any certainty as the third quarter is really going to be extremely important for us. If the momentum continues as we saw in the second quarter, well into the third quarter. And we expect it will - we expect to have a very good year, but not ready to quantify that in - precisely in terms of the order growth.

Jerry Herman:

Okay.

Did you say the momentum has continued into the third quarter or if it continues into the third quarter? I'm sorry.

Steven Schmidt:

I think I said if, but it certainly has shown every indication. It's continued to be strong right into the third quarter.

Jerry Herman:

Okay.

And could you maybe spend a little bit more time on laptops? I'm trying to understand why, in light of the new product introduction, that you know, sales might be below what you think the potential is. Do you think that that is deemed to be a more discretionary item for the customers?

Steven Schmidt:

Well, we don't think it's discretionary, but I think certainly some customers would view it that way. We really have not had the opportunity to get customers to try the AR quizzing functionality on NEO2 because it's only been available since March.

We did announce it last year and so we've been marketing that functionality, but customers tend to like to try it to see how it works. And we've had very

RENAISSANCE LEARNING

Moderator:  Mary Minch

07-18-07/4:00 pm CT

Confirmation #8982657

good success with customers that we've - that have trialed the product. They frequently will buy the product because they love it.

So the initiative this year is going to be to aggressively market to our AR RP customers, get them to try the NEO2. And we think we can be real successful in getting them to understand the product and what it can do for them and hopefully we'll ramp up sales significantly this fall.

Jerry Herman:

And that will be your first opportunity to really do that trial? I mean, they're obviously not going to do it until they go back to school, right?

Steven Schmidt:

Yeah.

It's awful hard to do in the spring with end of school year and so forth. We did get a few schools to give it a try and were successful. But I think the bigger plan we'll roll out this fall.

Jerry Herman:

And maybe could you comment on geographic order patterns, especially in light of the challenges in states like Florida and California? How much of an impact are they having?

Steven Schmidt:

Actually Florida and California were reasonably good for us this past quarter and have held up well despite the threat of, you know, some fairly severe budget cuts.

We'll have to watch that closely and see how it unfolds, but can't say that we've really seen a great impact on budgets yet. If the budgets - if there are some fairly severe cuts in some of those states, we're more likely to see it going forward.

Jerry Herman:

Okay, great.

RENAISSANCE LEARNING

Moderator:  Mary Minch

07-18-07/4:00 pm CT

Confirmation #8982657

And just a - I guess a couple of questions for Mary. First, Mary, the tax rate was lower this quarter. Maybe give the reason why and what the expectation is for the full year then?

Mary Minch:

Sure, Jerry.

We just had some tax audits that were completed in the second quarter and so that's the reason you see that benefit in the tax rate. Likely to see a little bit, maybe a similar type of impact in the third quarter as the statute of limitation issues roll off, but generally close to our 38% other than those items.

Jerry Herman:

And then for the full year, then you'll come in below the 38% I'm assuming.

Mary Minch:

Right, just slightly, that's correct.

Jerry Herman:

Okay.

And it doesn't look like it, but did you buy any shares for the quarter, in the quarter?

Mary Minch:

We did not.

Jerry Herman:

Okay.

And then for all three of you, maybe could you just remind us either the cycle or the style I guess of your dividend policy? I know in the third quarter of last year, you issued the special. At what frequency is that reviewed?

Terrance Paul:

Jerry, this is Terry.

RENAISSANCE LEARNING

Moderator:  Mary Minch

07-18-07/4:00 pm CT

Confirmation #8982657

Well, we look at that with every board meeting. But with the special dividend, that's - as the name implies, it's special. So to expect anything special this year I think would be, you know, not necessarily out of the question, but certainly something that's not necessarily expected.

We announce our normal quarterly and have been, you know, paying up to 7 cents and would expect that to continue.

Jerry Herman:

Okay, great. I'll turn it over. Thank you.

Operator:

Thank you.

Once again, if you would like to pose a question, that's Star-1 on your telephone keypad.

There appears to be no further questions at this time.

Steven Schmidt:

Okay, well, thank you.

I want to reiterate that our long-term outlook remains very positive. As we look ahead to the start of the new school year, we're confident in our AR - in our Enterprise subscription model and we look forward to the first full school year where our new Home Connect feature, second edition math libraries, and AR for NEO2 are available.

We believe that these important product features along with the other building blocks we've put in place will result in very positive Q3 orders and solid improvement in revenue and earnings for the full year 2008.

Thank you for joining us today. And we'll talk to you again in October.

RENAISSANCE LEARNING

Moderator:  Mary Minch

07-18-07/4:00 pm CT

Confirmation #8982657

Operator:

Thank you.

This concludes today’s Renaissance Learning Conference Call. You may now disconnect.

END